EXHIBIT 1

FIRST MANHATTAN CALLS ADJOURNMENT OF ANNUAL MEETING BY THE VIVUS
BOARD A DESPERATE ACT TO DISENFRANCHISE SHAREHOLDERS

NEW YORK, July 15, 2013 – First Manhattan Co. (“FMC”), an owner-managed and operated investment advisory firm and the owner of approximately 9.9 percent of the outstanding shares of VIVUS, Inc. (“Vivus”) (NASDAQ: VVUS), today issued the following statement in response to Vivus’ adjourning their Annual Meeting of Stockholders:

“We are profoundly disappointed by this delaying tactic by the entrenched board. Vivus’ stated reason to adjourn the vote is just a pretense to buy time in an attempt to improperly influence the election, in our view. We believe this attack on the rights of Vivus shareholders is a desperate action by desperate people.

“FMC is acutely aware of its disclosure obligations and strongly disagrees with Vivus’ recent comments. Nothing that is required to be filed with the U.S. Securities and Exchange Commission has not already been filed. Unlike Vivus’ sitting board and its CEO, all of FMC’s filed materials have been clear on how Egan Jones and ISS have recognized the need for change at Vivus. Egan Jones recommends that Vivus shareholders vote for all nine of FMC’s nominees on the white proxy card and ISS recommends a vote for three of FMC’s nominees on the white proxy card. ISS recommends that shareholders do not vote on Vivus’ gold proxy card.

“Over the past several days and as late as yesterday evening, we have been negotiating with Vivus in good faith to achieve a settlement that would be beneficial to all shareholders. Instead of continuing these negotiations, Vivus’ board and CEO have resorted to tactics that we believe are simply aimed at preserving their entrenched position.

“Since the beginning of the proxy contest we have been telling fellow shareholders of our belief that the sitting board has exercised poor judgment and has put their interests ahead of those of the shareholders. Now, the Vivus board has acted with a strong-armed tactic that proves our case and reinforces our call for a much needed overhaul. Disenfranchising shareholders approximately twelve hours before a critical vote on the future of their company is inexcusable because it violates the very concept of a shareholder democracy.

“FMC will examine and consider all options to protect the rights of Vivus’ shareholders, including legal action.

“It is time to let Vivus’ shareholders voice their opinions and determine the future of their company. We encourage Vivus’ shareholders to vote their shares on the WHITE proxy card. If shareholders have already voted Vivus’ gold proxy card, they can still vote the WHITE card. Every vote counts and every shareholder’s vote is important no matter how many shares they own. Even if shareholders do not vote for all of our nominees, they should vote our WHITE proxy. Telephone, internet and ProxyEdge voting may not be available to all shareholders. Please call MacKenzie Partners at the number below for assistance.”

You can find additional details regarding our nominees’ strategic plan for value creation at http://www.ourmaterials.com/VVUS/. However, the execution of any strategic plan, including the hiring of any management personnel, will be subject to the fiduciary duties of the directors, if elected.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor, MacKenzie Partners, Inc. at (212) 929-5500 or Toll-Free (800) 322-2885.

About First Manhattan Co.

First Manhattan Co. (“FMC”) was founded in 1964 and remains an owner-operated investment advisory firm. FMC is registered with the U.S. Securities and Exchange Commission as an investment adviser and as a broker-dealer, and is a member of the Financial Industry Regulatory Authority (FINRA).

FMC provides professional investment management services primarily to high net worth individuals as well as to partnerships, trusts, retirement accounts, pension plans and institutional clients. The firm currently manages in excess of $14 billion.

Additional Information and Where to Find It

FIRST MANHATTAN CO., FIRST HEALTH, L.P., FIRST HEALTH LIMITED, FIRST HEALTH ASSOCIATES, L.P., FIRST BIOMED MANAGEMENT ASSOCIATES, LLC, FIRST BIOMED, L.P. AND FIRST BIOMED PORTFOLIO, L.P. (COLLECTIVELY, “FIRST MANHATTAN”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON JUNE 3, 2013, A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VIVUS, INC. (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY FIRST MANHATTAN, SARISSA CAPITAL MANAGEMENT LP, SARISSA CAPITAL OFFSHORE MASTER FUND LP, SARISSA CAPITAL DOMESTIC FUND LP, MICHAEL JAMES ASTRUE, ROLF BASS, JON C. BIRO, SAMUEL F. COLIN, ALEXANDER J. DENNER, JOHANNES J.P. KASTELEIN, MELVIN L. KEATING, DAVID YORK NORTON AND HERMAN ROSENMAN (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST BY CONTACTING MACKENZIE PARTNERS, INC. AT (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

Contacts

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999, clb@abmac.com

Mike Pascale, 212-371-5999, mmp@abmac.com

or

Mackenzie Partners

Larry Dennedy, 212-929-5239

Charlie Koons, 212-929-5708